As filed with the Securities and Exchange Commission on April 7, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

METABASIS THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	33-0753322
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

11119 North Torrey Pines Road

La Jolla, CA  92037

(858) 587-2770

(Address of Principal Executive Offices)

Metabasis Therapeutics, Inc.

Amended and Restated 2001 Equity Incentive Plan

2004 Non-Employee Directors’ Stock Option Plan

2004 Employee Stock Purchase Plan

(Full Title of the Plans)

Paul K. Laikind, Ph.D.

President and Chief Executive Officer

Metabasis Therapeutics, Inc.

11119 North Torrey Pines Road

La Jolla, CA  92037

(Name and Address of Agent for Service)

(858) 587-2770

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Frederick T. Muto, Esq.

Jason L. Kent, Esq.

Cooley Godward LLP

4401 Eastgate Mall

San Diego, CA  92121

(858) 550-6000

CALCULATION OF REGISTRATION FEE

			Proposed
Title of Each Class			Maximum	Proposed Maximum
of Securities to	Amount to be		Offering	Aggregate	Amount of
be Registered	Registered (1)		Price per Share (2)	Offering Price (2)	Registration Fee

Common Stock issuable under the Amended and Restated 2001 Equity Incentive Plan (par value $0.001 per share)	915,473 shares	(3)	$8.54	$7,818,139.42	$836.54
Common Stock issuable under the 2004 Non-Employee Directors’ Stock Option Plan (par value $0.001 per share)	100,000 shares	(4)	$8.54	$854,000.00	$91.38
Common Stock issuable under the 2004 Employee Stock Purchase Plan (par value $0.001 per share)	305,157 shares	(5)	$8.54	$2,606,040.78	$278.85
Total	1,320,630 shares		N/A	$11,278,180.20	$1,206.77

(1)          Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “1933 Act”), this Registration Statement also registers any additional shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), as may become issuable under any of the plans as a result of any stock split, stock dividend, recapitalization or similar event.

(2)          This estimate is made pursuant to Rule 457(e) and Rule 457(h)(1) of the 1933 Act solely for purposes of calculating the registration fee.  The price per share and aggregate offering price are based upon the average of the high and low prices of Registrant’s Common Stock on April 6, 2006, as reported on the Nasdaq National Market.

(3)          Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the Amended and Restated 2001 Equity Incentive Plan (the “2001 EIP”) on January 1, 2006 pursuant to an “evergreen” provision contained in the 2001 EIP.  Pursuant to such provision, on the first day of the Registrant’s fiscal year from 2005 until 2014, the number of shares authorized for issuance under the 2001 EIP is automatically increased by a number equal to the lesser of: three percent of the fully-diluted shares of Common Stock outstanding on January 1 of the current fiscal year; 1,000,000 shares of Common Stock; or a lesser number of shares of Common Stock that may be determined each year by the Registrant’s board of directors.

(4)          Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2004 Non-Employee Directors’ Stock Option Plan (the “2004 NEDSOP”) on January 1, 2006 pursuant to an “evergreen” provision contained in the 2004 NEDSOP.  Pursuant to such provision, on the first day of the Registrant’s fiscal year from 2005 until 2014, the number of shares authorized for issuance under the 2004 NEDSOP is automatically increased by a number equal to the lesser of: 100,000 shares of Common Stock; or a lesser number of shares of Common Stock that may be determined each year by the Registrant’s board of directors.

(5)          Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2004 Employee Stock Purchase Plan (the “2004 ESPP”) on January 1, 2006 pursuant to an “evergreen” provision contained in the 2004 ESPP.  Pursuant to such provision, on the first day of the Registrant’s fiscal year from 2005 until 2014, the number of shares authorized for issuance under the 2004 ESPP is automatically increased by a number equal to the lesser of: one percent of the fully-diluted shares of Common Stock outstanding on January 1 of the current fiscal year; 500,000 shares of Common Stock; or a lesser number of shares of Common Stock that may be determined each year by the Registrant’s board of directors.

INCORPORATION BY REFERENCE OF CONTENTS OF

REGISTRATION STATEMENTS ON FORM S-8 NOS. 333-116545 AND 333-125322

This Registration Statement is being filed for the purpose of increasing the number of securities of the same class as other securities for which Registration Statements of the Registrant on Form S-8 relating to the same employee benefit plans are effective. The Registrant previously registered shares of its Common Stock for issuance under the Amended and Restated 2001 Equity Incentive Plan, 2004 Non-Employee Directors’ Stock Option Plan and 2004 Employee Stock Purchase Plan under Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on June 16, 2004 and May 27, 2005 (File Nos. 333-116545 and 333-125322, respectively).  Pursuant to General Instruction E to Form S-8, this Registration Statement hereby incorporates by reference the contents of the Registration Statements referenced above.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on April 7, 2006.

METABASIS THERAPEUTICS, INC.

By:	/s/ Paul K. Laikind
Paul K. Laikind, Ph.D.
Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints PAUL K. LAIKIND, PH.D. and JOHN W. BECK, and each or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul K. Laikind	Chairman of the Board, Chief Executive Officer,	April 7, 2006
Paul K. Laikind, Ph.D.	President and Secretary
(Principal Executive Officer)

/s/ John W. Beck	Senior Vice President of Finance, Chief	April 7, 2006
John W. Beck, C.P.A.	Financial Officer and Treasurer
(Principal Financial and Accounting Officer)

/s/ Daniel D. Burgess	Director	April 7, 2006
Daniel D. Burgess, M.B.A.

/s/ Mark D. Erion	Executive Vice President of Research and	April 7, 2006
Mark D. Erion, Ph.D.	Development, Chief Scientific Officer and
Director

/s/ Luke B. Evnin	Director	April 7, 2006
/s/ Luke B. Evnin, Ph.D.

Director
Heinz W. Gschwend, Ph.D.

/s/ David F. Hale	Director	April 7, 2006
David F. Hale

/s/ Arnold L. Oronsky	Director	April 7, 2006
Arnold L. Oronsky, Ph.D.

/s/ William R. Rohn	Director	April 7, 2006
William R. Rohn

EXHIBIT INDEX

Exhibit Number	Description

4.1 (1)	Amended and Restated Certificate of Incorporation of the Registrant.

4.2 (1)	Amended and Restated Bylaws of the Registrant.

4.3 (1)	Form of Common Stock Certificate.

4.4 (1)	Stock Purchase Warrant dated February 6, 2001 issued to GATX Ventures, Inc.

4.5 (1)	Warrant to Purchase 26,000 Shares of Series C Preferred Stock dated February 6, 2001 issued to GATX Ventures, Inc., as amended July 26, 2001.

4.6 (1)	Warrant to Purchase 19,000 Shares of Series C Preferred Stock dated July 26, 2001, issued to GATX Ventures, Inc.

4.7 (1)	Warrant to Purchase 30,666 Shares of Series D Preferred Stock dated April 8, 2002, issued to GATX Ventures, Inc.

4.8 (1)	Form of Stock Purchase Warrant issued to participants in the Registrant’s Series C Preferred Stock financing dated July 18, 2000.

4.9 (1)	Form of Stock Purchase Warrant issued to participants in the Registrant’s Series D Preferred Stock financing dated October 18, 2001.

4.10 (1)	Form of letter agreement entered into between the Registrant and its warrantholders.

4.11 (1)	Letter agreement dated October 18, 2001 entered into between the Registrant and Sprout Capital IX, L.P. and its affiliates.

4.12 (1)	Series E Preferred Stock Purchase Agreement dated October 28, 2003 between the Registrant and certain of its stockholders.

4.13 (1)	Amended and Restated Investors’ Rights Agreement dated October 28, 2003 between the Registrant and certain of its stockholders.

4.14 (2)	Securities Purchase Agreement dated September 30, 2005, by and among the Registrant and the individuals and entities identified on Exhibit A thereto (the “Securities Purchase Agreement”).

4.15 (2)	Form of Warrant issued pursuant to the Securities Purchase Agreement.

5.1	Opinion of Cooley Godward LLP.

10.2 (1)	Amended and Restated 2001 Equity Incentive Plan and Form of Stock Option Agreement thereunder.

10.3 (1)	2004 Non-Employee Directors’ Stock Option Plan and Form of Stock Option Agreement thereunder.

10.4 (1)	2004 Employee Stock Purchase Plan and Form of Offering Document thereunder.

23.1	Consent of independent registered public accounting firm.

23.2	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

24.1	Power of Attorney. Reference is made to the signature page hereto.

(1)                                Incorporated by reference to the exhibit of the same number to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-112437), originally filed with the SEC on February 3, 2004.

(2)                                Incorporated by reference to the exhibit of the same number to the Registrant’s Current Report on Form 8-K filed with the SEC on October 5, 2005.